EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2017 Results

FORT COLLINS, Colo., July 24, 2017 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its third quarter of fiscal year 2017 ending June 30, 2017.  (All per share amounts are presented on a fully diluted basis.)

Third Quarter Fiscal 2017 Highlights

  Net sales for the third quarter of fiscal 2017 were $549 million, compared to $508 million for the third quarter of last year, an increase of 8 percent.

  Net earnings for the third quarter of 2017 were $54 million, or $0.85 per share, compared to $51 million, or $0.81 per share, in the third quarter of 2016.

  Aerospace segment sales grew 15 percent and earnings increased 16 percent, while Industrial segment sales and earnings decreased 3 percent and 5 percent, respectively, as compared to the prior year quarter.

  Net cash generated from operating activities for the first nine months of 2017 was $184 million, compared to $362 million for the prior year. Free cash flow1 was $119 million for the first nine months of 2017, compared to $234 million for the same period of the prior year. The prior year included $202 million of after-tax proceeds from the formation of the joint venture with GE.

“Our Aerospace segment performance was strong as a result of the acceleration of new program launches and particularly strong commercial aftermarket sales,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “In Industrial, we are seeing considerable strength in sales related to natural gas vehicle applications in Asia, distributed power and oil and gas. However, wind and industrial gas turbine sales remain weak.”

Company Results

Net sales for the third quarter of fiscal 2017 were $549 million, compared to $508 million for the third quarter of fiscal 2016.

The effective tax rate for the third quarter of 2017 was 21.9 percent, compared to 19.5 percent for the third quarter of 2016.

Net earnings for the third quarter of 2017 were $54 million, or $0.85 per share, compared to $51 million, or $0.81 per share, in the third quarter of 2016. EBIT1 was $75 million for the third quarter of 2017, compared to $69 million for the third quarter of 2016.

Segment Results

Aerospace
Aerospace segment net sales for the third quarter of fiscal 2017 were $356 million, compared to $309 million for the prior year third quarter. Segment earnings for the third quarter of 2017 were $67 million, compared to $58 million for the prior year quarter. Segment earnings as a percent of segment net sales were 18.9 percent this quarter, compared to 18.7 percent in the same quarter of the prior year.

Commercial aerospace sales continued to benefit from the launch of next generation aircraft, with commercial aftermarket sales particularly strong due to initial provisioning for these aircraft programs and favorable fleet dynamics. Defense OEM sales accelerated as a result of continued momentum in smart weapons. The improvement in segment earnings was primarily attributable to the higher sales volume.

Industrial
Industrial segment net sales for the third quarter of 2017 were $193 million, compared to $199 million in last year’s third quarter. Segment earnings for the third quarter of 2017 were $21 million, compared to $22 million in the third quarter of 2016. Segment earnings as a percent of segment net sales were 10.8 percent in the third quarter of 2017, compared to 11.0 percent in the same quarter of the prior year.

Sales strengthened significantly related to natural gas-fueled trucks in Asia and large engines used in distributed power generation and oil and gas applications. This was more than offset by continued weakness in sales related to industrial gas and wind turbines. The decrease in segment earnings was primarily due to the lower sales volume.

Nonsegment
Nonsegment expenses totaled $13 million, or 2.4 percent of sales, for the third quarter of 2017, compared to $10 million, or 2.0 percent of sales, for the same quarter last year.

Year-to-Date Results

Net sales for the first nine months of fiscal 2017 were $1,492 million, an increase of 4 percent from $1,432 million for the first nine months of last year. Net earnings for the first nine months of 2017 were $138 million, compared to $118 million in the same period last year. Earnings per share for the first nine months of 2017 were $2.18, compared to $1.85 for the same period last year. Year-to-date EBIT was $185 million, compared to $164 million for the same period last year. The prior year period included $10 million of after-tax special charges ($16 million pre-tax), or $0.16 per share.

Aerospace segment net sales for the first nine months of 2017 were $943 million, an increase of 9 percent compared to $868 million for the first nine months of last year. Aerospace segment earnings as a percent of segment net sales for the first nine months of 2017 was 18.3 percent, compared to 17.5 percent for the same period last year.

Industrial segment net sales for the first nine months of 2017 were $549 million, a decrease of 3 percent compared to $564 million for the first nine months of last year. Industrial segment earnings as a percent of segment net sales for the first nine months of 2017 was 10.2 percent, compared to 11.2 percent for the first nine months of last year.

Nonsegment expenses totaled $43 million, or 2.9 percent of consolidated net sales, for the first nine months of 2017, compared to $51 million, or 3.6 percent of consolidated net sales, for the first nine months of the prior year. Nonsegment expenses in the prior year period included $16 million of pre-tax special charges.

Cash Flow and Financial Position

Net cash generated from operating activities for the first nine months of fiscal 2017 was $184 million, compared to $362 million for the prior year. Free cash flow was $119 million for the first nine months of 2017, compared to $234 million for the same period of the prior year. The prior year included $202 million of after-tax proceeds from the formation of the joint venture. Payments for property, plant, and equipment for the first nine months of 2017 were $65 million, compared to $129 million for the first nine months of 2016.

Total debt was $691 million at June 30, 2017, compared to $727 million at September 30, 2016. The ratio of debt-to-debt-plus-equity was 34.6 percent at June 30, 2017, compared to 37.5 percent at September 30, 2016.

Outlook

For fiscal 2017, net sales are expected to be approximately $2.1 billion and earnings per share are expected to be between $3.05 and $3.15.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, July 24, 2017 to provide an overview of the financial performance for the third quarter of fiscal year 2017, business highlights, and outlook for fiscal 2017. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 47791155. An audio replay will be available by telephone from 7:30 p.m. EDT on July 24, 2017 until 11:59 p.m. EDT on August 7, 2017. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 47791155.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to our markets and the performance of our segments, our strategic actions and their proposed effect, our expected operating results, including net sales, earnings per share, and tax rate. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities or acquisitions of real estate or businesses; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2016 and other risks described in Woodward’s other filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands except per share amounts)	2017	2016	2017	2016

Net sales	$548,622	$507,664	$1,491,897	$1,432,156
Costs and expenses:
Cost of goods sold	392,802	370,722	1,085,152	1,050,238
Selling, general, and administrative expenses	40,070	36,415	117,038	114,020
Research and development costs	34,663	29,928	91,588	93,287
Amortization of intangible assets	6,439	6,887	19,328	20,759
Interest expense	6,769	6,522	20,399	19,664
Interest income	(358)	(610)	(1,237)	(1,498)
Other (income) expense, net	(450)	(5,608)	(6,353)	(10,044)
Total costs and expenses	479,935	444,256	1,325,915	1,286,426
Earnings before income taxes	68,687	63,408	165,982	145,730
Income taxes	15,061	12,361	27,703	28,039
Net earnings	$53,626	$51,047	$138,279	$117,691

Earnings per share amounts:
Basic earnings per share	$0.87	$0.83	$2.25	$1.90
Diluted earnings per share	$0.85	$0.81	$2.18	$1.85
Weighted average common shares outstanding:
Basic	61,288	61,341	61,387	62,015
Diluted	63,392	63,109	63,520	63,560
Cash dividends per share paid to Woodward common stockholders	$0.125	$0.110	$0.360	$0.320

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	September 30,
	2017	2016
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents	$89,002	$81,090
Accounts receivable	317,896	343,768
Inventories	508,315	461,683
Income taxes receivable	11,706	20,358
Other current assets	38,725	37,525
Total current assets	965,644	944,424
Property, plant, and equipment, net	903,394	876,350
Goodwill	556,116	555,684
Intangible assets, net	178,337	197,650
Deferred income tax assets	25,163	20,194
Other assets	50,669	48,060
Total assets	$2,679,323	$2,642,362

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$116,900	$150,000
Accounts payable	186,583	169,439
Income taxes payable	3,594	4,547
Accrued liabilities	130,270	156,627
Total current liabilities	437,347	480,613
Long-term debt, less current portion	574,178	577,153
Deferred income tax liabilities	7,565	3,777
Other liabilities	352,214	368,224
Total liabilities	1,371,304	1,429,767
Stockholders’ equity	1,308,019	1,212,595
Total liabilities and stockholders’ equity	$2,679,323	$2,642,362

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine-Months Ended
	June 30,
(Unaudited - in thousands)	2017	2016

Net cash provided by operating activities	$183,798	$362,481

Cash flows used in investing activities:
Payments for property, plant, and equipment	(65,075)	(128,628)
Net proceeds from sale of assets	3,697	5,747
Proceeds from sales of short-term investments	5,002	-
Purchases of short-term investments	(7,344)	-
Net cash used in investing activities	(63,720)	(122,881)

Cash flows used in financing activities:
Cash dividends paid	(22,076)	(19,841)
Proceeds from sales of treasury stock	12,554	12,532
Payments for repurchases of common stock	(61,782)	(125,542)
Borrowings on revolving lines of credit and short-term borrowings	1,106,000	560,000
Payments on revolving lines of credit and short-term borrowings	(1,145,800)	(520,596)
Payments of long-term debt and capital lease obligations	(307)	(107,188)
Net cash used in financing activities	(111,411)	(200,635)
Effect of exchange rate changes on cash and cash equivalents	(755)	(3,048)
Net change in cash and cash equivalents	7,912	35,917
Cash and cash equivalents at beginning of year	81,090	82,202
Cash and cash equivalents at end of period	$89,002	$118,119

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2017	2016	2017	2016
Net sales:
Aerospace	$355,992	$308,582	$943,198	$867,871
Industrial	192,630	199,082	548,699	564,285
Total consolidated net sales	$548,622	$507,664	$1,491,897	$1,432,156
Segment earnings*:
Aerospace	$67,173	$57,726	$172,277	$151,790
As a percent of segment sales	18.9%	18.7%	18.3%	17.5%
Industrial	20,870	21,963	55,957	62,983
As a percent of segment sales	10.8%	11.0%	10.2%	11.2%
Total segment earnings	88,043	79,689	228,234	214,773
Nonsegment expenses	(12,945)	(10,369)	(43,090)	(50,877)
EBIT	75,098	69,320	185,144	163,896
Interest expense, net	(6,411)	(5,912)	(19,162)	(18,166)
Consolidated earnings before income taxes	$68,687	$63,408	$165,982	$145,730

Payments for property, plant and equipment	$22,022	$29,312	$65,075	$128,628
Depreciation expense	$14,141	$10,413	$40,259	$29,162
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND EBITDA [1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2017	2016	2017	2016
Net earnings (U.S. GAAP)	$53,626	$51,047	$138,279	$117,691
Income taxes	15,061	12,361	27,703	28,039
Interest expense	6,769	6,522	20,399	19,664
Interest income	(358)	(610)	(1,237)	(1,498)
EBIT (Non-U.S. GAAP)	75,098	69,320	185,144	163,896
Amortization of intangible assets	6,439	6,887	19,328	20,759
Depreciation expense	14,141	10,413	40,259	29,162
EBITDA (Non-U.S. GAAP)	$95,678	$86,620	$244,731	$213,817

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW [1] AND TO FREE CASH FLOW EXCLUDING NET AFTER-TAX PROCEEDS FROM THE FORMATION OF JOINT VENTURE[1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2017	2016	2017	2016

Net cash provided by operating activities (U.S. GAAP)	$53,804	$799	$183,798	$362,481
Payments for property, plant, and equipment	(22,022)	(29,312)	(65,075)	(128,628)
Free cash flow (Non-U.S. GAAP)	31,782	(28,513)	118,723	233,853
Less: Gross proceeds from formation of joint venture with GE	-	-	-	(250,000)
Tax payments made to date related to formation of joint venture with GE	-	47,605	-	47,605
Net after-tax proceeds (payments) from formation of joint venture with GE	-	47,605	-	(202,395)
Free cash flow excluding net after-tax proceeds from formation of joint venture (Non-U.S. GAAP)	$31,782	$19,092	$118,723	$31,458

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow and free cash flow excluding the after-tax proceeds from the formation of the joint venture with GE are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow and free cash flow excluding the after-tax proceeds from the formation of the joint venture with GE, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow and free cash flow excluding the after-tax proceeds from the formation of the joint venture with GE in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com